Filed Pursuant to Rule 424(b)(2)
 Registration Statement Nos. 333-268718 and 333-268718-01
(To Prospectus dated December 30, 2022,
Prospectus Supplement dated December 30, 2022 and Product Supplement EQUITY SUN-1 dated February 3, 2023)

365,400 Units $10 principal amount per unit CUSIP No. 09710X257	Pricing Date Settlement Date Maturity Date	August 21, 2025 August 28, 2025 October 30, 2026

BofA Finance LLC
Market-Linked Step Up Notes Linked to the TOPIX® Index
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Maturity of approximately 14 months
■
If the Index is flat or increases up to the Step Up Value, a return of 16.40%
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If the Index increases above the Step Up Value, a return equal to the percentage increase in the Index
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1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk
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All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, and “Risk Factors” beginning on page PS-8 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.788 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$ 10.000	$3,654,000.00
Underwriting discount	$ 0.175	$ 63,945.00
Proceeds, before expenses, to BofA Finance	$ 9.825	$3,590,055.00
The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
August 21, 2025

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Summary
The Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the TOPIX® Index (the “Index”), is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Index above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Step Up Value and Step Up Payment) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The TOPIX® Index (Bloomberg symbol: “TPX”), a price return index
Starting Value:	3,082.95
Ending Value:
The closing level of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-28 of the accompanying product supplement.

Step Up Value:	3,588.55 (116.40% of the Starting Value, rounded to two decimal places).
Step Up Payment:	$1.64 per unit, which represents a return of 16.40% over the principal amount.
Threshold Value:	3,082.95 (100% of the Starting Value).
Calculation Day:	October 23, 2026
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Market-Linked Step Up Notes	TS-2

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY SUN-1 dated February 3, 2023: https://www.sec.gov/Archives/edgar/data/70858/000119312523023680/d432066d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022:
https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Index will not decrease from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the Index will decrease from the Starting Value to the Ending Value.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Index.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Market-Linked Step Up Notes	TS-3

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Hypothetical Payout Profile and Examples of Payments at Maturity
Market-Linked Step Up Notes
This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $1.64 per unit and the Step Up Value of 116.40% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 100, a hypothetical Step Up Value of 116.40, the Step Up Payment of $1.64 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and Step Up Value and whether you hold the notes until maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$11.64(3)	16.40%
102.00	2.00%	$11.64	16.40%
105.00	5.00%	$11.64	16.40%
110.00	10.00%	$11.64	16.40%
116.40(4)	16.40%	$11.64	16.40%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 3,082.95, which was the closing value of the Market Measure on the pricing date.

(2)	This is the hypothetical Threshold Value.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $1.64.
(4)	This is the hypothetical Step Up Value.
Market-Linked Step Up Notes	TS-4

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Redemption Amount Calculation Examples
Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 90.00
Redemption Amount per unit
Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 116.40
Ending Value: 110.00
$10.00 + $1.64 = $11.64	Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.
Example 3
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 116.40
Ending Value: 150.00
Redemption Amount per unit, since the Ending Value is greater than the Step Up Value.
Market-Linked Step Up Notes	TS-5

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of the accompanying product supplement, page S-5 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	Your investment return may be less than a comparable investment directly in the stocks included in the Index.
■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” beginning on page TS-15. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
■	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
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You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Market-Linked Step Up Notes	TS-6

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
■
While BAC and our other affiliates may from time to time own securities of companies included in the Index, except to the extent that BAC’s common stock is included in the Index, we, BAC and our other affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

■
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Index. In addition, you will not obtain the benefit of any increase in the value of the relevant currencies against the U.S. dollar, which you would have received if you had owned the securities represented by the Index during the term of your notes, although the levels of the Index may be adversely affected by general exchange rate movements in the market.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-39 of the accompanying product supplement.

Other Terms of the Notes
Market Measure Business Day
The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in the accompanying product supplement:
A “Market Measure Business Day” means a day on which:
(A)	the Tokyo Stock Exchange (or any successor to the foregoing exchange) is open for trading; and
(B)	the Index or any successor thereto is calculated and published.
Market-Linked Step Up Notes	TS-7

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, The Tokyo Stock Exchange, Inc. (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section of the accompanying product supplement beginning on page PS-30 entitled “Description of the Notes—Discontinuance of an Index.”  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
General
The Index, also known as the Tokyo Price Index, is a free-float adjusted market capitalization weighted index comprised of domestic common stocks listed on the Tokyo Stock Exchange (TSE) covering an extensive portion of the Japanese stock market. On April 4, 2022, JPXI began revisions to TPX in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, Standard Market or Growth Market. Revisions to the Index will be carried out in stages from October 2022 to January 2025. Prior to April 4, 2022, the Index was comprised of all domestic common stocks listed on the First Section of the TSE. At that time, domestic stocks admitted to the TSE were assigned either to the TSE First Section, TSE Second Section, TSE Mothers or JASDAQ (Standard and Growth). Additional information about the Index (including constituent weightings by sector) is available on the following website: jpx.co.jp/english/markets/indices/topix/. We are not incorporating by reference the website or any material it includes in this pricing supplement.
Index Composition and Maintenance
As of April 4, 2022, the Index was comprised of all domestic common stocks listed on the TSE First Section as of April 1, 2022 (the business day before the TSE market restructuring), excluding certain types of securities such as subscription warrant securities and preferred equity contribution securities. During the period from April 4, 2022 to January 31, 2025, constituent revisions will be carried out in stages as described further below.
Index Calculation
the Index is a free-float adjusted market capitalization weighted index, which reflects movements in the market capitalization as measured from a base index value of 100 set on the base date of January 4, 1968. The discussion below describes the “price return” calculation of the Index.
JPXI calculates the Index by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value divided by the base market value. The resulting value is not expressed in Japanese yen but presented as a number of points, rounded to the nearest one hundredth. The formula for calculating the Index value can be expressed as follows:
Index value =	Base index value of 100 ×	Current free-float-adjusted market value
Base market value
The current free-float-adjusted market value is the sum of the products of the price times the number of free-float-adjusted shares for each constituent.
The number of free-float-adjusted shares for this calculation is the total number of listed shares multiplied by free-float weight multiplied by the cap-adjustment ratio. The total number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ as a consequence of the index methodology. For instance, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective; on the other hand, the number of listed shares for index calculation purposes will increase on the ex-rights date.
Free-float weight is the weight of listed shares deemed to be available for trading in the market, and is determined and calculated by JPXI for each constituent. It is calculated by subtracting the quotient of non-free-float shares divided by listed shares from one. Free-float weight is reviewed in order to reflect the latest distribution of share ownership. JPXI estimates non-free-float shares using published materials such as securities reports, and generally deems shares held by the top ten major shareholders (with certain exceptions), treasury stocks, shares held by members of the issuer’s board of directors to be unavailable for trading in the market and shares hold by other listed companies for investment purposes other than pure investment. JPXI may deem other shares to be unavailable for trading in the market. Securities deemed to be held by individuals indicated in the section of the state of corporate governance, etc. in the securities report will not be included in the estimation of non-free-float shares. The timing of the yearly free-float-weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews may be conducted for events JPXI expects will significantly affect the free-float weight. These include third-party allotment, when preferred shares are converted or subscription warrants are exercised, as well as in the event of a demerger, merger/stock-swap, take-over bid and other events JPXI judges deem will significantly affect free-float weight.
Market-Linked Step Up Notes	TS-8

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
The upper weighting limit for any one constituent of the Index is 10%. If an issue's weight calculated by free-float adjusted market capitalization as of the last business day of every August is over the upper limit, a cap-adjustment ratio for adjustment of weight will be applied to said issue on the last business day of October. Even if the weight again exceeds the upper limit due to stock price movements or other reasons, the cap-adjustment ratio will not be changed until the last business day of the next October.
In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings, adjustments are made by JPXI to the base market value in order to maintain the continuity of the Index.
The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.
The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares used for index calculations times the price of the shares used for adjustment.
Weighting Adjustments by Tradable Share Market Capitalization Criteria (only applicable from April 4, 2022 through January 31, 2025)
(i)     Designation of “phased weighting reduction constituents”
●	Of the constituents as of April 1, 2022, those that fall under both the following (a) and (b) will be designated as “phased weighting reduction constituents”:
(a)     First decision: The constituent’s tradable share market capitalization is less then JPY 10 billion as of the “Notice on Whether the Listed Company is Meeting the Continued Listing Criteria for New Market Segments”, which has a base date of June 30, 2021, and
(b)     Second decision: The constituent’s tradeable share market capitalization is less than JPY 10 billion at the end of the reporting period following the reporting period used in decision (a).
●
Any constituent applying for listing on the First Section through an initial listing (excluding technical listings) or section transfer after the “first set of revisions pertaining to cash equity market restructuring” were implemented on November 1, 2020 will not be subject to designation as a phased weighting reduction constituent based on tradable share market capitalization.

(ii)     Adjustment to the weighting of phased weighting reduction constituents
●
The weighting of phased weighting reduction constituents will be reduced in 10 stages on the last business day of every quarter starting on the last business day of October 2022 (October 31, 2022), and these constituents will be removed from the index on the last business day of January 2025.

●
Said adjustments to the weighting of phased weighting reduction constituents will be calculated by multiplying the free-float weight by the transition factor (which will decrease from 1.0 to 0 in increments of 0.1)

●
In order to check whether there have been changes to the tradeable share market capitalization of each phased weighting reduction constituent, a re-evaluation will be conducted, using tradable share market capitalization as of the end of the reporting period following the reporting period used for the second decision in (i)(b). If the tradable share market capitalization of a constituent has reached JPY 10 billion or more but the annual traded value ratio of said constituent has not reached 0.2 at this point, the transition factor will no longer decrease as of the fifth stage (it will stay at 0.6, the same as the fourth stage). If the tradable share market capitalization and the annual traded value ratio of a constituent have reached JPY 10 billion or more and 0.2 or more respectively at this point, the transition factor shall be increased to 1 in increments of 0.1 from the fifth stage and said constituent will be removed from the list of phased weighting reduction constituents. The traded value ratio used for the re-evaluation in (ii) is calculated using the sum of monthly traded value ratios from September 2022 to August 2023. The monthly traded value ratio shall be calculated as follows: (Median of daily traded value in trading sessions at TSE multiplied by the number of business days in the month) divided by the free-float adjusted market capitalization as of the last business day of the month before the transition factor was applied.

Transition Schedule
Transition Stage	Index Revision Date	Transition Factor
1st	Last business day of October 2022	x0.9
2nd	Last business day of January 2023	x0.8
3rd	Last business day of April 2023	x0.7
4th	Last business day of July 2023	x0.6
Market-Linked Step Up Notes	TS-9

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Re-evaluation
5th	Last business day of October 2023	x0.5
6th	Last business day of January 2024	x0.4
7th	Last business day of April 2024	x0.3
8th	Last business day of July 2024	x0.2
9th	Last business day of October 2024	x0.1
10th (removed from the Index)	Last business day of January 2025	x0
Non-Periodic Removal
●	Constituents which are delisted (excluding cases where the stock lists on another TSE market immediately), designated as securities to be delisted or designated as securities on alert shall be removed
●
If a constituent is designated as a security on alert as of the day of transition to the new market structure (April 4, 2022), said constituent will be removed from the Index on the last business day of April 2022

Non-Periodic Inclusion
●
Stocks which carry out initial listings (excluding technical listings) on or transfer to the Prime Market will be included in the Index on the last business day of the month following the month containing the listing date or transfer date.

●
In the event a constituent of the Index is delisted due to a stock transfer, stock swap, merger for creating a new company or demerger, and the newly created, surviving or succeeding company is listed without delay, JPXI will add the new company to the index.

●
In the event a constituent of the Index is delisted due to a stock swap or absorption-type merger, in which the surviving company or the parent company holding all shares of the constituent company is not a constituent of the Index, then JPXI will add the surviving company or the parent company to the index.

●
For issues that are removed from the index due to designation as securities on alert, but have had said designation cancelled as of the last business day of August 2023, if the company meets the same criteria as for the re-evaluation in “Adjustment to the weighting of phased weighting reduction constituents” above (i.e., tradeable share market capitalization of JPY 10 billion or more and annual traded value ratio of 0.2 or more), said company shall be added to the Index on the last business day of October 2023.

Dates of Constituent Inclusion and Removal
	Event	Adjustment Date	Stock Price Used for Adjustment
Addition	A company is to be newly listed on the Prime Market	Last business day of the month after such listing	Stock price at the end of trading on the business day before adjustment date
Addition
New listing of a newly formed company resulting from a corporate consolidation, stock transfer, stock swap, merger for creating a new company or demerger that results in an Index constituent being delisted and the new company being included in the Index.
		New listing date. If the initial listing date falls on a holiday, it will be the following business day	Base price
Addition	Delisting of an Index constituent due to a stock swap or an absorption-type merger with a surviving stock that is not an Index constituent, and the surviving stock is included in the Index	Delisting date	Stock price at the end of trading on the business day before adjustment date
Addition	A company is to be transferred to the Prime Market	Last business day of the month after such change	Stock price at the end of trading on the business day before adjustment date
Market-Linked Step Up Notes	TS-10

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Deletion
New listing of a newly formed company resulting from a corporate consolidation, stock transfer, stock swap, merger for creating a new company or demerger that results in an Index constituent being delisted and the new company being included in the Index.
Listing date of the newly formed company (normally two business days following delisting date)
Stock price at the end of trading on the business day before the delisting date. The stock price at the end of trading on the business day before the delisting date is used to calculate the Index for the period from the delisting date to the removal date.

Deletion	A constituent is to be delisted due to a reason other than as described in the preceding scenario	Delisting date	Stock price at the end of trading on the business day before adjustment date
Deletion	A constituent’s securities are designated to be delisted or designated as a security on alert	Four business days after designation. If the designation date falls on a holiday, it will be the next business day.	Stock price at the end of trading on the business day before adjustment date
Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.
Change in the Number of Shares
Event	Adjustment Date	Stock Price Used for Adjustment
Change of free-float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Capital increase through allotment to shareholders	Ex-rights date	Payment price per share
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or stock swaps other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Rights offering (limited to case where the allotted subscription warrant securities are listed; the case where the allotted subscription warrant securities are not listed is treated as “Exercise of subscription warrants”)
	Ex-rights date	Payment price per share
Offering for sale of shares held by the Japanese government (Nippon Telegraph,	Date determined by JPXI (generally the delivery date)	Stock price at the end of trading on the business day before adjustment date
Market-Linked Step Up Notes	TS-11

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Telephone and Japan Tobacco and Japan Post Holdings only)
Demerger (absorption-type)	Listing change date (the effective date)	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date
No adjustments will be made to the base market value in the case of a stock split, reverse stock split, or gratis allotment of shares (limited to cases where treasury stock is allotted).
Retroactive adjustments will not be made to revise the figures of the Index that have already been calculated and disseminated even if issuing companies file amendments on previously released information.
Market Disruption
If trading in a certain constituent is halted, JPXI regards the constituent’s share price for purposes of calculating the Index to be unchanged. Where an event that is not specified in the rules of the Index occurs, or if JPXI decides that it is impossible.
The following graph shows the daily historical performance of the Index in the period from January 1, 2015 through August 21, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was  3,082.95.
Historical Performance of the Index

3,000
2,500
2,000
1,500
1,000
500
0
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.
Market-Linked Step Up Notes	TS-12

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
License Agreement
We have agreed to enter into a non-exclusive license agreement with the TSE, Inc. whereby it, in exchange for a fee, is permitted to use the TPX in connection with certain securities, including the notes. We are not affiliated with the TSE; the only relationship between the TSE and MLPF&S is any licensing of the use of the TPX and trademarks relating to it.
The license agreement between us and the TSE provides that the following disclaimer must be set forth herein:
(i)     The TOPIX® Index Value and the TOPIX® Index Marks are subject to the rights owned by the TSE and the TSE owns all rights relating to the TPX, such as calculation, publication and use of the TOPIX® Index Value and relating to the TOPIX® Index Marks.
(ii)     The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX® Index Value or to change the TOPIX® Index Marks or cease the use thereof.
(iii)     The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX® Index Value and the TOPIX® Index Marks or as to the figure at which the TOPIX® Index Value stands on any particular day.
(iv)     The TSE gives no assurance regarding accuracy or completeness of the TOPIX® Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX® Index Value.
(v)     No notes are in any way sponsored, endorsed or promoted by the TSE.
(vi)     The TSE shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public.
(vii)     The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes for calculation of the TOPIX® Index Value.
(viii)     Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.
“TOPIX®” and “TOPIX Index®” are trademarks of the TSE and prior to the settlement date we expect them to be licensed for use by the Issuer or one of its affiliates. The notes have not been and will not be passed on by the TSE as to their legality or suitability. The notes will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.
Market-Linked Step Up Notes	TS-13

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
The costs included in the public offering price of the notes include a fee paid by us to LFT Securities, LLC for providing certain electronic platform services with respect to this offering. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Market-Linked Step Up Notes	TS-14

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Valuation- and Market-Related Risks” and “Risk Factors—Conflict-Related Risks” beginning on page PS-8 and “Use of Proceeds” on page PS-23 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
Market-Linked Step Up Notes	TS-15

Market-Linked Step Up Notes Linked to the TOPIX® Index, due October 30, 2026
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 71 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-39 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Step Up Notes	TS-16